Exhibit 10.3

June 13, 2021

Julio Rodriguez

At the Address on File with the Company

Dear Julio:

The purpose of this letter is to confirm the termination of your employment with Lordstown Motors Corp. (the “Company”) as described below. The Company appreciates and thanks you for your service to the Company.

1.    Termination of Employment

Your employment with the Company is hereby terminated, effective immediately (the “Termination Date”). Effective as of the date hereof, you shall no longer hold the position of Chief Financial Officer of the Company and you shall be terminated from all other positions you hold as a director, officer or employee of the Company or any subsidiary or affiliate thereof. We will inform you if any other documentation is necessary to properly effectuate such termination, and you agree to cooperate reasonably and promptly in executing and delivering it at our request.

2.    Payments and Benefits on Termination of Employment; Conditions to Payments and Benefits

Without prejudice to any rights or claims the Company may have to the contrary under the Employment Agreement between you and the Company, dated September 1, 2019, as amended on July 31, 2020 (the “Employment Agreement”) or otherwise, all of which are hereby reserved, the Company is willing to offer you, in connection with your termination of employment: (i) an amount equal to $200,000, which will be paid in six equal installments each month during the six-month period following the Termination Date in accordance with the Company’s customary policies and normal payroll practices, and (ii) continued vesting of the Company stock options granted to you with an exercise price per share equal to $1.79, which are scheduled to vest in full on November 1, 2021, in each case, conditioned upon and subject to your execution and non-revocation of a general release and waiver of claims in the form set forth on Exhibit A hereto (the “Release”) and compliance with all other terms and conditions of the Release and the Employment Agreement. You will also receive the Minimum Payments (as defined in the Employment Agreement) and any payments or benefits to which you may be entitled under the express terms of any executive benefit plan or as required by law.

3.    Restrictive Covenants

You hereby affirm that the confidentiality, documents and property, non-competition, non-solicitation and non-disparagement obligations set forth in Section 5 of the Employment Agreement will continue to apply following the termination of your employment in accordance with their terms.

4.    No Other Benefits

You acknowledge and agree that, except as set forth in Section 2 of this letter, you are not entitled to any severance or other payments or benefits under the Employment Agreement or otherwise in connection with your termination of employment with the Company.

5.    No Reliance

You acknowledge that you have been advised to consult with, and have consulted with, an attorney of your choice before signing this letter. You further acknowledge that you have fully read this letter, understand its contents and agree to its terms and conditions of your own free will, knowingly and voluntarily, and without any duress or coercion.

6.    Miscellaneous

This letter will be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflicts of law. The parties agree that venue is proper in Ohio.

* * *

If you agree that this letter correctly memorializes our understandings, please sign and return this letter, which will become a binding agreement on our receipt. We wish you success in your future endeavors.

Sincerely,

LORDSTOWN MOTORS CORP.

By:	/s/ Rich Schmidt
	Name:	Rich Schmidt
	Title:	President

Accepted and Agreed:

/s/ Julio Rodriguez

Julio Rodriguez

Date: June 13, 2021

EXHIBIT A

General Release AND WAIVER OF CLAIMS (this “Release”), by Julio Rodriguez (“Employee”) in favor of Lordstown Motors Corp. and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Employee has been employed as Chief Financial Officer;

WHEREAS, Employee’s employment with the Company was terminated, effective as of June 13, 2021 (the “Termination Date”); and

WHEREAS, Employee is seeking certain payments under Section 2 of the Separation and Release Agreement, dated June 13, 2021 (the “Separation Agreement”), that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.            General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

2.            Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:

(i)	release any Claims for payment of amounts payable under Section 2 of the Separation Agreement;

(ii)	release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;

(iii)	release any Claim that may not lawfully be waived;

(iv)	release any Claim for indemnification and D&O insurance in accordance with applicable laws and the corporate governance documents of the Company; or

(v)	limit Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

3.            Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

4.            Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Employee further acknowledges and agrees that:

(i)	this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

(ii)	Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

(iii)	Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;

(iv)	Employee has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period; and

(v)	Employee is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release. Employee may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

5.            Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself or herself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his or her protected rights in Sections 2 or 4 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

6.            Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Ohio applicable to contracts made and to be performed entirely within that state.

7.            Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.

8.            Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

9.            Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Employee has signed this Release on _____________, 2021.

____________________________